TRIMBLE NAVIGATION LIMITED
AMENDED AND RESTATED 2002 STOCK PLAN
GLOBAL PERFORMANCE STOCK UNIT
AWARD AGREEMENT
Unless otherwise defined herein, the capitalized terms used in this Performance Stock Unit Award Agreement shall have the same defined meanings as set forth in the Trimble Navigation Limited Amended and Restated 2002 Stock Plan (the “Plan”).
Name:
Address:
You have been awarded the right to receive Common Stock of the Company or a cash equivalent, subject to the terms and conditions of the Plan and this Global Performance Stock Unit Award Agreement, including any special terms and conditions for your country in the appendix attached hereto (the “Appendix”, together with this Global Performance Stock Unit Award Agreement, the “Award Agreement”), as follows:
Target Number of Performance Stock Units Awarded
The Performance Stock Units granted under this Award Agreement to Covered Employees are intended to constitute Qualified Performance-Based Compensation.
Vesting Schedule
Subject to the terms of the Plan and this Award Agreement, the Performance Stock Units granted under this Award Agreement vest (i) to the extent the Performance Goals (as set forth in Schedule A) applicable to the applicable Performance Period (as specified in Schedule A) are attained, as determined accordance with the paragraph below and (ii) as long as you continue to be a Service Provider, as further described in paragraph 11 of the “Nature of Award” section below, from the date of grant of the Performance Stock Units through the last date of the Performance Period.
As soon as reasonably practicable after the completion of the Performance Period, the Administrator shall determine the actual level of attainment of the Performance Goals; provided, however, that in the case of Performance Stock Units intended to constitute Qualified Performance-Based Compensation, the determination of the level of attainment of Performance Goals shall be certified in writing in accordance with the requirements of Code Section 162(m) by the Administrator, which shall be comprised of “outside directors” within the meaning of Code Section 162(m). On the basis of the determination or certified level of attainment of the Performance Goals, the number of Performance Stock Units that are eligible to vest shall be calculated. In the case of Performance Stock Units that are intended to constitute Qualified Performance-Based Compensation, the Administrator may not increase the number of Performance Stock Units that may be eligible to vest to a number that is greater than the number of Performance Stock Units determined in accordance

(Employees)

with the foregoing sentence. For Performance Stock Units that are intended to constitute Qualified Performance-Based Compensation, the Performance Goal may not be adjusted except as specified in the attached Schedule A in accordance with the requirements of Code Section 162(m). For Performance Stock Units that are not intended to constitute Qualified Performance-Based Compensation, the Administrator may make such adjustment to the Performance Goal as the Administrator in its sole discretion deems appropriate.
Anything in the foregoing to the contrary notwithstanding, in the event that you cease to be a Service Provider as a result of your death, you shall vest in a number of Performance Stock Units equal to the number of Performance Stock Units that would have become eligible to vest over the succeeding twenty-four (24) month period (i.e., if the last day of the Performance Period falls within the twenty-four (24) month period following your death), provided that determination of the attainment of the Performance Goals shall be measured based on a shortened Performance Period that ends on the date of your death.
Anything in the foregoing to the contrary notwithstanding, in the event of a Change in Control prior to the end of the Performance Period, (i) the Performance Period shall be shortened to end on a date preceding the consummation of the Change in Control to be selected by the Administrator, (ii) a pro rata number of Performance Stock Units shall vest immediately prior to the Change in Control equal to the product of the number of Performance Stock Units that become eligible to vest based on the attainment level of the Performance Goals calculated as of the last day of the shortened Performance Period, multiplied by a fraction, the numerator of which is the number of days between the date of grant of the Performance Stock Units and the date of the Change in Control] and the denominator of which shall be the number of days in the Performance Period (the “Pro Rata Portion”), rounded up to the nearest whole number of Performance Stock Units, and (iii) a number of Performance Stock Units equal to the difference between the number of Performance Stock Units that became eligible to vest based on attainment of the Performance Goals and the Pro Rata Portion shall vest on the last day of the Performance Period, as long as you continue to be a Service Provider, as further described in paragraph 11 of the “Nature of Award” section below, through the last date of the Performance Period (the “Time-Based RSUs”). For the avoidance of any doubt, the Time-Based RSUs shall be subject to Section 14(c) of the Plan.
Settlement
For each vested Performance Stock Unit, you shall be entitled to receive (a) a number of whole Shares equal to the number of Performance Stock Units vesting on such vesting date, or (b) a cash payment equal to the product of the number of Performance Stock Units vesting on such vesting date and the Fair Market Value of one Share on such vesting date or (c) a combination of the foregoing. Such payment shall be made in the form of whole Shares, cash or a combination of the foregoing at the Company’s discretion under the terms of the Plan, on or as soon as practicable, but no later than 60 days, following the date of vesting.

Forfeiture
Except as provided above under the heading “Vesting Schedule,” upon the date that you cease to be a Service Provider for any reason, all unvested Performance Stock Units shall be forfeited. The date you cease to be a Service Provider for purposes of the Award will be the date described in paragraph (11) of the “Nature of Award” section below.
Tax Obligations
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including, but not limited to, the grant, vesting or settlement of the Performance Stock Units, the issuance of Shares (or the cash equivalent) upon settlement of the Performance Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of this Award or any aspect of the Performance Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations with regard to Tax-Related Items by one or a combination of the following:
(a)withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or
(b)withholding from proceeds of the sale of the Shares acquired upon vesting/settlement of the Performance Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or
(c)withholding in Shares to be issued upon vesting/settlement or from the cash payment received at settlement (if any) of the Performance Stock Units.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares (or the cash equivalent) or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
Code Section 409A
The vesting and settlement of Performance Stock Units awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Administrator reserves the right, to the extent the Administrator deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Performance Stock Units qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Performance Stock Units will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Performance Stock Units.
Nature of Award
In accepting this Award, you acknowledge, understand and agree that:
(1)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(2)this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(3)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(4)this Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your Service Provider relationship at any time;
(5)you are voluntarily participating in the Plan;

(6)the Performance Stock Units and the Shares subject to the Performance Stock Units are not intended to replace any pension rights or compensation;
(7)unless otherwise agreed with the Company, the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate of the Company;
(8)the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(9)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(10)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from termination of your relationship as a Service Provider and, in consideration of the Award to which you otherwise are not entitled, you irrevocably agree never to institute any claim against the Company, the Employer or any Subsidiary or Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer and any Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(11)for purposes of the Award, your relationship as a Service Provider will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Performance Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which you are considered a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be actively providing services while on a leave of absence); and
(12)neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the United States Dollar and your local currency (if different) that may affect the value of the Performance Stock Units or of any amounts due to you pursuant to the settlement of the Performance Stock Units or the subsequent sale of any Shares acquired upon settlement.
No Advice Regarding Award
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
No Shareholder Rights Prior to Settlement
You shall have no rights of a shareholder (including the right to distributions or dividends or to vote) unless and until Shares are issued pursuant to the terms of this Award Agreement.
Compliance with Law
Notwithstanding anything to the contrary contained herein, no Shares will be issued to you upon vesting of the Performance Stock Units unless the Shares subject to the Performance Stock Units are then registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. Further, no Shares will be issued until completion of any other applicable registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any applicable governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. By accepting the Performance Stock Units, you agree not to sell any of the Shares received under this Award at a time when Applicable Laws or Company policies prohibit a sale.
Clawback Provision
The Performance Stock Units and any financial gain thereof will be subject to recoupment in accordance with any clawback policy adopted by the Company, including any clawback policy that is required to be adopted pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws.
Insider Trading Restrictions / Market Abuse Laws
You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., Performance Stock Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should speak to your personal legal advisor on this matter.
Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other Performance Stock Unit Award materials ("Data") by and among, as applicable, the Employer, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to the Company’s designated broker/third party administrator for the Plan, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that, if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, the Company’s broker and any other third parties which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your status as a Service Provider and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to award you Performance Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Entire Agreement
The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by you and the Company.
Governing Law/Venue
This Award of Performance Stock Units and this Award Agreement are governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of California, U.S.A.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Award Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A., or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.
Language
If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Severability
The provisions of this Award Agreement (which includes the Appendix) are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Appendix
The Performance Stock Units shall be subject to any special terms and conditions for your country set forth in the Appendix. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to you, unless the Company determines that the application of such terms and conditions is not necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement or of any subsequent breach by you or any other participant in the Plan.

BY YOUR SIGNATURE AND THE SIGNATURE OF THE COMPANY’S REPRESENTATIVE BELOW OR BY YOUR ACCEPTANCE OF THIS AWARD THROUGH THE COMPANY’S ONLINE ACCEPTANCE PROCEDURE, YOU AND THE COMPANY AGREE THAT THIS AWARD IS GOVERNED BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE APPENDIX. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE APPENDIX, IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT, AND FULLY UNDERSTAND ALL PROVISIONS OF THE PLAN AND AWARD AGREEMENT, INCLUDING THE APPENDIX. YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS RELATING TO THE PLAN AND AWARD AGREEMENT, INCLUDING THE APPENDIX. YOU FURTHER AGREE TO NOTIFY THE COMPANY UPON ANY CHANGE IN YOUR RESIDENCE ADDRESS.

SERVICE PROVIDER:	TRIMBLE NAVIGATION LIMITED:

Signature	By

Print Name	Print Name

Residence Address	Title

SCHEDULE A

1.    Target Number of Performance Stock Units (“Target Units”):

The actual number of Performance Stock Units that are eligible to vest in accordance with Vesting Schedule of the Agreement shall be based on the attainment level of the Performance Goals, in accordance with the following formula:

The product of the Target Units, multiplied by Vested Percentage (as set forth below).

2.    Performance Period: July 8, 2015 – March 31, 2018.

3.    Performance Goals:

The Vested Percentage of the Performance Stock Units shall be determined by the TSR Percentile Rank based on the comparison of the Total Shareholder Return (as defined below) of the Company for the Performance Period against the Total Shareholder Return for the Performance Period of all companies included in the S&P 500 at the beginning of the Performance Period (excluding those companies that are not members of the S&P 500 or any new companies that become members of the S&P 500 as of the end of the Performance Period.

“Total Shareholder Return” shall mean the quotient of (i) the Ending Stock Price of the applicable issuer’s shares at the end of the Performance Period minus the Beginning Stock Price of such issuer’s shares at the beginning of the Performance Period plus assumed reinvestment as of the ex-dividend date of ordinary and extraordinary cash dividends, if any, paid by such issuer during the Performance Period, divided by (ii) the Beginning Stock Price of such issuer’s Shares at the beginning of the Performance Period. TSR expressed as a formula shall be as follows:

TSR = (Ending Stock Price – Beginning Stock Price + Assumed Dividend Reinvestment) / Beginning Stock Price

The stock prices and cash dividend payments reflected in the calculation of Total Shareholder Return shall be adjusted to reflect stock splits during the Performance Period, and dividends shall be assumed to be reinvested in the relevant issuer’s shares for purposes of the calculation of Total Shareholder Return. Attainment among the TSR Percentile Ranking goals is subject to interpolation on a linear basis.

(Employees)

TSR Percentile Ranking	Vested Percentage
Maximum: 80th Percentile or higher	200%
Target: 50th Percentile or higher	100%
Threshold: 25th Percentile	50%
Below Threshold	0%

“Beginning Stock Price” shall mean the average of the closing prices of the applicable shares for the 30 trading days ending on the trading date immediately preceding the first day of the Performance Period.

“Ending Stock Price” shall mean the average of the closing price of the applicable stock for the 30 trading days up to and including the last day of the Performance Period.